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                                                                      Exhibit 5

                                          October 9, 2000

Georgia-Pacific Corporation
133 Peachtree Street, NE
Atlanta, GA 30303

  Re: Registration Statement on Form S-4 J(no. 333-44112)

Gentlemen:

I am Executive Vice President and General Counsel of Georgia-Pacific Corporation, a Georgia corporation ("the Company"), and have acted as counsel for the Company in connection with its proposed issuance of up to 69,832,780 shares of the Company's Georgia-Pacific Group Common Stock, par value $.80 per share (the "Group Common Stock") to be registered under the Securities Act of 1933, as amended, for issuance pursuant to the terms and conditions an Agreement and Plan of Merger among the Company, Fenres Acquisition Corp. and Fort James Corporation dated as of July 16, 2000 (the "Agreement of Merger").

I have examined originals or copies of the Restated Articles of Incorporation of the Company, as amended; the Restated Bylaws of the Company, records of proceedings of the Board of Directors and its committees; certificates of public officials; and such other corporate records of the Company, and other documents and instruments, as I have deemed necessary or appropriate as a basis for this opinion. Based upon such examination, and relying on the statements of fact contained in the documents which I have examined, I am of the opinion that the Group Common Stock has been duly authorized and, when issued and delivered pursuant to the terms and conditions of the Agreement of Merger, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus compromising a part of such Registration Statement.

                                          Very truly yours,

                                          James F. Kelley